Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-280609

333-280609-01

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated August 26, 2026)

INVESCO DB MULTI-SECTOR COMMODITY TRUST

INVESCO DB OIL FUND

This Prospectus Supplement No. 1 (“Supplement No. 1”) supplements and amends the Prospectus dated August 26, 2026 (the “Prospectus”).

Effective October 19, 2026 (the “Effective Date”), Ms. Kelli Gallegos, Principal Financial and Accounting Officer of Invesco Capital Management LLC (the “Managing Owner”), the managing owner of the Invesco DB Multi-Sector Commodity Trust and its underlying series, the Invesco DB Oil Fund (the “Fund”), began a leave of absence.

On the Effective Date, the Board of Managers of the Managing Owner appointed Ms. Lori Anello, Global Head of Operational Product Readiness, to serve as Principal Financial and Accounting Officer of the Managing Owner, beginning October 22, 2026. Biographical information for Ms. Anello can be found below. There are no arrangements or understandings between Ms. Anello and any other person pursuant to which Ms. Anello was appointed to serve as the Principal Financial and Accounting Officer of the Managing Owner. There are no transactions or proposed transactions between Ms. Anello and the Fund that would be required to be reported under Item 404(a) of Regulation S-K.

Lori Anello (45) - joined the Managing Owner in 2018 and has been Principal Financial and Accounting Officer–Investment Pools for the Managing Owner since October 2026. Ms. Anello also serves as Global Head of Operational Product Readiness at Invesco Ltd. (since June 2026); Principal Financial and Accounting Officer–Investment Pools of Invesco Specialized Products, LLC (sponsor to a suite of currency exchange-traded funds, “ISP”) (since October 2026); Vice President and Treasurer of Invesco Exchange-Traded Fund Trust, Invesco Exchange-Traded Fund Trust II, Invesco India Exchange-Traded Fund Trust, Invesco Actively Managed Exchange-Traded Fund Trust, Invesco Actively Managed Exchange-Traded Commodity Fund Trust, Invesco Exchange-Traded Self-Indexed Fund Trust, and Invesco QQQ Trust, Series 1 (each a registered investment company offering series of exchange-traded funds, the “Invesco ETFs”) (since October 2026); and Assistant Vice President and Assistant Treasurer for the Invesco Funds complex (since September 2023). In these roles, she leads end-to-end operational readiness for fund administration across mutual funds, exchange-traded funds, alternatives, and institutional mandates. She previously held positions at Invesco Ltd. as Director of North America Fund Treasury (June 2024 to May 2026) and Director of the North America Office of the Fund CFO (“OFCFO”) (November 2018 to June 2024), and previously served as Assistant Treasurer and Assistant Vice President of the Invesco ETFs, excluding Invesco QQQ Trust, Series 1 (December 2018 to October 2026) and previously served as Assistant Treasurer and Assistant Vice President of Invesco QQQ Trust, Series 1 (December 2025 to October 2026). She is a Certified Public Accountant (CPA). Ms. Anello’s application as a principal of the Managing Owner is being prepared for submission.

Supplement No. 1 should be read together with the Prospectus.

Shares of the Invesco DB Oil Fund are listed on NYSE Arca, Inc. under the symbol “DBO”.

Investing in the Shares involves significant risks. See “RISK FACTORS” starting on page 12 of the Prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 1. Any representation to the contrary is a criminal offense.

The Fund is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THESE POOLS NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The date of this Prospectus Supplement No. 1 is October 21, 2026.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE

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